Exhibit 99.1

PRESS RELEASE | September 1, 2021 | NASDAQ:PLL

PIEDMONT SUBMITS APPLICATION FOR NORTH CAROLINA MINE PERMIT AND DRAFT APPLICATION FOR U.S. DEPARTMENT OF ENERGY LOAN

BELMONT, N.C. – Piedmont Lithium Inc., (“Piedmont” or the “Company”) (Nasdaq: PLL), a multi-asset company focused on the integrated production of lithium hydroxide to support the North American electric vehicle supply chain, today announced it has submitted two applications related to the Company’s Carolina Lithium Project.

On August 30, 2021, the Company filed its application for a North Carolina State Mining Permit with the N.C. Department of Environmental Quality’s Division of Energy, Mineral and Land Resources.

Additionally, on August 31, 2021, the Company submitted a draft loan application to the U.S. Department of Energy’s Loans Program Office for loan funding via the Advanced Technologies Vehicle Manufacturing (“ATVM”) Loan Program. The ATVM has $17.7 billion in direct loan authority to provide funding to U.S. companies engaged in the manufacturing of fuel efficient, advanced technology vehicles and qualifying components supporting the automotive supply chain.

The timeline for the review and response with respect to each application is subject to the established processes and procedures of the respective responsible agency.

“Submitting our mine permit application with the State of North Carolina is an important and necessary step in advancing our Carolina Lithium Project in Gaston County, North Carolina,” said President and CEO of Piedmont Lithium, Keith Phillips. “We have been extremely rigorous in planning our operations, with an intense focus on safety, sustainability, and environmental protections within the communities where we plan to operate. We welcome the review by the State and look forward to their response. And as we consider a variety of funding sources for our Carolina Lithium Project, we’re excited about the possibility of participating in the ATVM Loan Program. This program was specifically designed to assist companies like ours that are working to help build a domestic source of components and materials to support the electric vehicle supply chain in the U.S.,” added Phillips.

To learn more about mining permits in North Carolina, visit: NC DEQ: Mining Program.  To learn more about the ATVM Loan Program, visit: Advanced Technology Vehicles Manufacturing Loan Program | U.S. Department of Energy.

For further information, contact:

Keith Phillips	Brian Risinger
President & CEO	VP - Investor Relations and Corporate Communications
T: +1 973 809 0505	T: +1 704 910 9688
E: kphillips@piedmontlithium.com	E: brisinger@piedmontlithium.com

About Piedmont Lithium

Piedmont Lithium is developing a world-class, multi-asset, integrated lithium business focused on enabling the transition to a net zero world and the creation of a clean energy economy in North America. The centerpiece of our operations, located in the renowned Carolina Tin Spodumene Belt of North Carolina, when combined with equally strategic and in-demand mineral resources, and production assets in Quebec, and Ghana, we believe positions us to be one of the largest, lowest cost, most sustainable producers of battery-grade lithium hydroxide in the world. Our diverse asset base is strategically located to serve the fast-growing North American electric vehicle supply chain. The unique geology, geography and proximity of our resources, production operations and customer base, will allow us to deliver valuable continuity of supply of a high-quality, sustainably produced lithium hydroxide from spodumene concentrate, preferred by most EV manufacturers.  We believe that our diversified operations will enable us to play a pivotal role in supporting America’s move toward decarbonization and the electrification of transportation and energy storage. As a member of organizations like the International Responsible Mining Association, and the Zero Emissions Transportation Association, we are committed to protecting and preserving our planet for future generations, and to making economic and social contributions to the communities we serve. For more information, see www.piedmontlithium.com.

Forward Looking Statements

This press release contains forward-looking statements within the meaning of or as described in securities legislation in the United States and Australia, including statements regarding exploration, development and construction activities; current plans for Piedmont’s mineral and chemical processing projects; strategy; and expectations regarding permitting. Such forward-looking statements involve substantial and known and unknown risks, uncertainties and other risk factors, many of which are beyond our control, and which may cause actual timing of events, results, performance or achievements and other factors to be materially different from the future timing of events, results, performance or achievements expressed or implied by the forward-looking statements. Such risk factors include, among others: (i) that Piedmont will be unable to commercially extract mineral deposits, (ii) that Piedmont’s properties may not contain expected reserves, (iii) risks and hazards inherent in the mining business (including risks inherent in exploring, developing, constructing and operating mining projects, environmental hazards, industrial accidents, weather or geologically related conditions), (iv) uncertainty about Piedmont’s ability to obtain required capital to execute its business plan, (v) Piedmont’s ability to hire and retain required personnel, (vi) changes in the market prices of lithium and lithium products, (vii) changes in technology or the development of substitute products, (viii) the uncertainties inherent in exploratory, developmental and production activities, including risks relating to permitting, zoning and regulatory delays and approvals, (ix) uncertainties inherent in the estimation of lithium resources, (x) risks related to competition, (xi) risks related to the information, data and projections related to Sayona Quebec and IronRidge Resources, (xii) occurrences and outcomes of claims, litigation and regulatory actions, investigations and proceedings, (xiii) risks regarding our ability to achieve profitability, enter into and deliver product under supply agreements on favorable terms, our ability to obtain sufficient financing to develop and construct our projects, our ability to comply with governmental regulations and our ability to obtain necessary permits, and (xiv) other uncertainties and risk factors set out in filings made from time to time with the U.S. Securities and Exchange Commission (“SEC”) and the Australian Securities Exchange, including Piedmont’s most recent filings with the SEC. The forward-looking statements, projections and estimates are given only as of the date of this presentation and actual events, results, performance and achievements could vary significantly from the forward-looking statements, projections and estimates presented in this presentation. Readers are cautioned not to put undue reliance on forward-looking statements. Piedmont disclaims any intent or obligation to update publicly such forward-looking statements, projections and estimates, whether as a result of new information, future events or otherwise. Additionally, Piedmont, except as required by applicable law, undertakes no obligation to comment on analyses, expectations or statements made by third parties in respect of Piedmont, its financial or operating results or its securities.